EXHIBIT 21.1

NATIONAL INTERSTATE CORPORATION SUBSIDIARIES

Company [1]	State/Jurisdiction
American Highways Insurance Agency, Inc.	OH

Explorer RV Insurance Agency, Inc.	OH

Hudson Indemnity, Ltd.	Cayman Islands

National Interstate Insurance Company	OH

National Interstate Insurance Company of Hawaii, Inc.	OH

National Interstate Insurance Agency, Inc.	OH

Triumphe Casualty Company	OH

Hudson Management Group, Ltd.	U.S. Virgin Islands

Safety, Claims & Litigation Services, LLC	MT

Vanliner Group, Inc.	DE

Vanliner Insurance Company	MO

Vanliner Reinsurance Limited	Bermuda

TransProtection Service Company	MO

[1]	All subsidiary companies are wholly owned by National Interstate Corporation, except Vanliner Group, Inc., National Interstate Insurance Company of Hawaii, Inc. and Triumphe Casualty Company, which are wholly owned subsidiaries of National Interstate Insurance Company. Vanliner Insurance Company, Vanliner Reinsurance Limited and TransProtection Service Company are wholly owned subsidiaries of Vanliner Group, Inc.